Exhibit 99.1

Talon Therapeutics Announces Review of Strategic Alternatives

Goldman Sachs Engaged As Financial Advisor

SOUTH SAN FRANCISCO, Calif., January 7, 2013 (GLOBE NEWSWIRE) -- Talon Therapeutics (OTCBB:TLON), a biopharmaceutical company focused on expert and efficient clinical development of product candidates targeting hematologic malignancies and solid tumors, as well as a product candidate for the treatment-limiting skin toxicities of the EGFR-inhibitor class of cancer therapeutics, today announced that the Board has authorized a review of strategic alternatives. Goldman Sachs has been engaged to provide financial advisory services. The review of strategic alternatives may lead to a possible transaction, including the merger, business combination, or sale of the company.

No decision has been made to enter into a transaction at this time, and there can be no assurance that Talon will enter into a transaction in the future. The company does not plan to disclose or comment on developments regarding the strategic review process until further disclosure is deemed appropriate.

About Talon Therapeutics

Talon Therapeutics, Inc. is a biopharmaceutical company dedicated to seizing upon medical opportunities, efficiently and expertly leading product candidates through clinical development, and transferring value to patients, patient care providers, shareholders, corporate partners, and employees.

In addition to Marqibo® (vincCRIStine sulfate LIPOSOME injection) which received accelerated approval from the US FDA in August 2012, Talon has additional pipeline opportunities some of which, like Marqibo, have the potential to improve delivery and enhance the therapeutic benefits of well characterized, proven chemotherapies and enable high potency dosing without increased toxicity.

Additional information on Talon Therapeutics can be found at www.talontx.com.

The Talon Therapeutics, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3290

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as "anticipates," "expects," "plans," "believes," "intends," and similar words or phrases. These forward-looking statements include without limitation, statements regarding Talon's ability to complete any strategic transaction. Such statements involve risks and uncertainties that could cause Talon's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Such risks and uncertainties include: the likelihood of completing a strategic transaction; Talon's lack of experience commercializing pharmaceutical products; that Talon will be able to secure the additional capital necessary to fund operational activities for Marqibo, including its ongoing research and development programs to completion; Talon's reliance on third-party clinical research organizations to develop its product candidates, and its lack of experience in developing pharmaceutical products. Additional risks are described in the company's Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2012. Talon assumes no obligation to update these statements, except as required by law.

CONTACT:	Corporate Talon Therapeutics, Inc. Investor Relations Team (650) 588-6641 investor.relations@talontx.com